Exhibit 2.2

STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES A PARTICIPATING PREFERRED SHARES OF UNITED MARITIME CORPORATION

The undersigned, [●] and [●] do hereby certify:

1.          That they are the duly elected and acting Chief Executive Officer and [●], respectively, of United Maritime Corporation, a Marshall Islands corporation (the “Company”).

2.          That pursuant to the authority conferred by the Company’s Articles of Incorporation (the “Articles of Incorporation”), the Company’s Board of Directors on [●], 2022 adopted the following resolution designating and prescribing the relative rights, preferences and limitations of the Company’s Series A Participating Preferred Shares:

RESOLVED, that pursuant to the authority vested in the Board of Directors (the “Board”) of the Company by the Articles of Incorporation, the Board does hereby establish a series of Preferred Shares, par value $0.0001 per share, and the designation and certain powers, preferences and other special rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

Section 1.          Designation and Amount.  The shares of such series shall be designated as “Series A Participating Preferred Shares”.  The Series A Participating Preferred Shares shall have a par value of $0.0001 per share, and the number of shares constituting such series shall initially be 2,000,000, which number the Board may from time to time increase or decrease (but not below the number then outstanding).

Section 2.          Proportional Adjustment.  In the event the Company shall at any time after the issuance of any share or shares of Series A Participating Preferred Shares (i) declare any dividend on the Common Shares of the Company par value $0.0001 per share (the “Common Shares”) payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Participating Preferred Shares.

Section 3.          Dividends and Distributions.

(a)       Subject to the prior and superior right of the holders of any shares of any series of Preferred Shares ranking prior and superior to the shares of Series A Participating Preferred Shares with respect to dividends, the holders of shares of Series A Participating Preferred Shares shall be entitled to receive when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Shares, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Shares.

(b)       The Company shall declare a dividend or distribution on the Series A Participating Preferred Shares as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

(c)       Dividends shall begin to accrue on outstanding shares of Series A Participating Preferred Shares from the Quarterly Dividend Payment Date immediately preceding the date of issue of such shares of Series A Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 4.          Voting Rights.  The holders of shares of Series A Participating Preferred Shares shall have the following voting rights:

(a)       Each share of Series A Participating Preferred Shares shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company.

(b)       Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(c)       Except as required by law, holders of Series A Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 5.          Certain Restrictions.

(a)       The Company shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any Common Shares after the first issuance of a share or fraction of a share of Series A Participating Preferred Shares unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Shares as required by Section 3 hereof.

(b)       Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Shares as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Shares outstanding shall have been paid in full, the Company shall not (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock  ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Shares; (ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Shares, except dividends paid ratably on the Series A Participating Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Shares, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to  dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Shares; (iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Shares, or any shares of stock ranking on a parity with the Series A Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c)       The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

Section 6.          Reacquired Shares.  Any shares of Series A Participating Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein and in the Articles of Incorporation.

Section 7.          Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Company, the holders of shares of Series A Participating Preferred Shares shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Shares.

Section 8.          Consolidation, Merger, etc.  In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 9.          No Redemption.  The shares of Series A Participating Preferred Shares shall not be redeemable.

Section 10.        Ranking.  The Series A Participating Preferred Shares shall rank junior to all other series of the Company’s Preferred Shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 11.        Amendment.  The Articles of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Shares, voting separately as a class.

Section 12.        Fractional Shares.  Series A Participating Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Shares.

RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Company be, and they hereby are, authorized and directed to prepare and file a Statement of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Marshall Islands law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

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We further declare under penalty of perjury that the matters set forth in the foregoing Statement of Designation are true and correct of our own knowledge.

Executed on [●].

[NAME]
[TITLE]

[NAME]
[TITLE]